Exhibit 3.1

AMENDMENT TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LIBERTY TAX, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Liberty Tax, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article I of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), is hereby amended to read in its entirety as set forth below:

The name of the Corporation is Franchise Group, Inc.

SECOND: Section 1 of Article IV of the Certificate of Incorporation, is hereby amended to read in its entirety as set forth below:

“Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is 200,000,000 shares, of which 180,000,000 shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 20,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

THIRD: The Certificate of Incorporation is hereby amended by adding an Article IX immediately after Article VIII to read in its entirety as follows:

“Section 1. Definitions. For purposes of this Article IX, the following terms shall be defined as follows:

(a)	The terms “affiliate” and “associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

(b)	The term “Business Combination Agreement” shall mean that certain Agreement of Merger and Business Combination Agreement, dated as of July 10, 2019, by and among the Corporation, New Holdco, Buddy’s Newco, LLC, a Delaware limited liability company, Franchise Group B Merger Sub, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Corporation, and Vintage RTO, L.P., a Delaware limited partnership, solely in its capacity as the representative of the members of Buddy’s Newco, LLC, as amended, restated or otherwise modified from time to time.

(c)	The term “Eligible Director” shall mean any member of the Board of Directors who (i) with respect to the Related Person that is the subject of a Related Person Transaction, (A) is not an affiliate or associate of such Related Person, (B) was not designated to the Board of Directors by such Related Person and (C) during the three-year period prior to such Related Person Transaction, has not received any material compensation or other material monetary amounts from, and does not otherwise have any material relationship with, such Related Person or any affiliate or associate of such Related Person (other than the Corporation or its Subsidiaries); and (ii) meets the independence requirements of (A) if the Common Stock is listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the Board of Directors be independent, the listing standards of such national securities exchange or inter-dealer quotation system, or (B) if the Common Stock is not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the Board of Directors be independent, the listing standards of The Nasdaq Stock Market.

(d)	The term “Market Value” shall mean the average of the high- and low-quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share of the Common Stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the “Exchange Act”), on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any such exchange, the mean between the closing high bid and low-asked quotations with respect to a share on such date as quoted on an inter-dealer quotation system or, if no such quotations are available, the fair market value on such date of a share of Common Stock as at least a majority of the Eligible Directors shall determine.

(e)	The term “New Holdco LLC Agreement” shall mean the First Amended and Restated Limited Liability Company Agreement of New Holdco, dated as of July 10, 2019, by and among New Holdco and its members, as amended, restated or otherwise modified from time to time.

(f)	The term “New Holdco” shall mean Franchise Group New Holdco, LLC, a Delaware limited liability company.

(g)	The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(h)	The term “Related Person” shall mean any Person which, together with its affiliates and associates and all such other Persons with whom it or they are members of a “group” within the meaning of Rule 13d-5(b) under the Exchange Act, is the “beneficial owner,” within the meaning of Rule 13d-3 under the Exchange Act, of an aggregate of 20% or more of the outstanding Voting Stock. A Related Person, its affiliates and associates and all such other Persons with whom it or they are members of a “group” within the meaning of Rule 13d-5 under the Exchange Act shall be deemed to be a single Related Person for purposes of this Article IX; provided, however, that the members of the Board of Directors shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their being members of the Board of Directors. A Person who is a Related Person as of (i) the time any definitive agreement relating to a Related Person Transaction is entered into, (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Related Person Transaction or (iii) immediately prior to the consummation of a Related Person Transaction, shall be deemed a Related Person for purposes of this Article IX. Notwithstanding anything contained herein to the contrary, no Person shall be deemed to be a member of a “group” within the meaning of Rule 13d-5(b) under the Exchange Act solely by virtue of being a party to the Business Combination Agreement or any agreements entered into in connection therewith, including the New Holdco LLC Agreement.

(i)	The term “Related Person Transaction” shall mean (i) any merger, amalgamation, combination, recapitalization, consolidation or share exchange of the Corporation or any Subsidiary with a Related Person, or any purchase or redemption by the Corporation of capital stock of the Corporation held by a Related Person (other than (A) any purchase or redemption that is offered or applies to all holders of Common Stock on a pro rata basis in accordance with their relative ownership of Common Stock, and (B) any purchase or redemption that is effected in the form of a net settlement or net exercise of any equity incentives issued from time to time to any Related Person, including any Related Person that serves as a member of the Board of Directors), (ii) any sale, lease, exchange, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of the Corporation or a Subsidiary having an aggregate fair market value equal to the greater of (A) $5,000,000 and (B) 5% of the aggregate fair market value of all of the assets of the Corporation and its Subsidiaries, taken as a whole, measured as of the last day of the month ended immediately prior to the execution of definitive documentation in respect of any such sale, lease, exchange, transfer or other disposition, as determined in good faith by a majority of the Eligible Directors, (iii) the issuance by the Corporation to a Related Person of any shares of Voting Stock or securities convertible into or exercisable for such shares (other than (1) by way of pro rata distribution to all stockholders, (2) pursuant to any “poison pill” or similar plan that may be adopted from time to time by the Corporation, (3) in connection with the acquisition by the Corporation or any Subsidiary thereof of any Person (or all or substantially all of the assets thereof) in which a Related Person has an ownership interest so long as such ownership interest is less than 5% of the outstanding equity interests of such Person, (4) pursuant to a widely dispersed and underwritten public offering effected by the Corporation, (5) if issued to any such Related Person in connection with such Related Person’s service on the Board of Directors or (6) if issued upon the conversion or exchange of a security issued by the Corporation or a Subsidiary, if the issuance of such security was approved, to the extent required by this Article IX, in accordance with this Article IX) having an aggregate fair market value equal to the greater of (A) $5,000,000 and (B) 5% of the aggregate fair market value of all of the Voting Stock then outstanding, or (iv) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described in this Section 1(i) of Article IX. Notwithstanding anything to the contrary herein, none of the following shall constitute a “Related Person Transaction”: (1) any of the transactions contemplated by the Business Combination Agreement, including the tender offer by the Corporation for all of the then outstanding shares of Common Stock in accordance with the Business Combination Agreement, the Subscription Agreement, a TRA or any registration rights agreement or voting agreement entered into in connection with the Business Combination Agreement, (2) any financing arrangements in effect as of the date hereof and (3) the issuance of shares of Common Stock (including to any Related Person) upon the redemption of (A) units of New Holdco and (B) shares of voting non-economic preferred stock of the Corporation issued pursuant to the Business Combination Agreement in accordance with the terms of the New Holdco LLC Agreement and the certificate of designation of such voting non-economic preferred stock of the Corporation.

(j)	The term “Sale of the Corporation” shall mean, whether in a single transaction or a series of related transactions, any sale or other disposition (whether by merger, amalgamation, combination, recapitalization, consolidation, share exchange, sale of capital stock, dissolution or otherwise) of (i) the Corporation, (ii) any Subsidiary that owns all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, or (iii) all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole.

(k)	The term “Subscription Agreement” shall mean that certain Post-Closing Subscription Agreement, dated as of July 10, 2019, by and between Tributum, L.P., and the Corporation in connection with the transactions contemplated by the Business Combination Agreement.

(l)	The term “Subsidiary” shall mean any Person (i) in which the Corporation owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting rights sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, 50% of the equity interests of such Person) or (ii) of which the Corporation or any Subsidiary is a general partner, manager, managing member or the equivalent.

(m)	The term “TRA” shall mean (i) that certain Income Tax Receivable Agreement, dated as of July 10, 2019, by and among the Corporation and the other parties thereto (as amended, restated or modified from time to time with the approval of a majority of the Eligible Directors), and (ii) any agreement entered into after the date hereof with Persons that are not Related Persons prior to the entry into any such agreement, the subject matter of which is substantially similar to that of the agreement referred to in the immediately preceding clause (i).

(n)	The term “Voting Stock” shall mean any shares of capital stock of the Corporation entitled to vote in the election of the Corporation’s directors.

Section 2. Sale of the Corporation. In any Sale of the Corporation, all holders of Common Stock shall have the right to receive consideration of the same form and of the same kind and amount, calculated on a per share basis, with respect to such Common Stock; provided, however, that the foregoing requirement shall not apply to (a) any customary equity rollover of any officers or employees of the Corporation or its Subsidiaries in connection with or relating to such Sale of the Corporation, (b) any securities of any Person issuable in connection with any Sale of the Corporation to the extent one or more stockholders of the Corporation is legally prohibited from receiving such securities, including if (i) any such stockholder is not an accredited investor or qualified institutional buyer under applicable securities laws or (ii) the securities of such other Person are not registered under the Exchange Act and could not be issued to any such stockholder without first being registered under the Exchange Act, provided that any consideration to be paid to any such stockholder in lieu of the issuance of such securities thereto shall consist of cash equal to the fair market value of the consideration issued to other holders of Common Stock, on a per share basis, as determined in good faith by a majority of the Eligible Directors, or (c) any amounts payable by or on behalf of the Corporation in connection with such Sale of the Corporation pursuant to a TRA. For the avoidance of doubt, the terms of this Section 2 of Article IX shall be deemed satisfied in the case of any Sale of the Corporation in which the holders of Common Stock have identical rights to elect to receive different forms or kinds of consideration in connection with such Sale of the Corporation.

Section 3. Related Person Transactions. In addition to any other vote required by this Second Amended and Restated Certificate of Incorporation or applicable law, the affirmative vote of the holders of not less than 66-2/3% of the outstanding Voting Stock held by stockholders other than a Related Person by or with whom or on whose behalf, directly or indirectly, a Related Person Transaction is proposed, voting as a single class, shall be required for the approval or authorization of such Related Person Transaction; provided, however, that such 66-2/3% stockholder voting requirement shall not be applicable and shall not be required, and such Related Person Transaction shall only require the vote required, if any, by applicable law or any other provision of this Second Amended and Restated Certificate of Incorporation, if either:

(a)	such Related Person Transaction is approved by at least 66-2/3% of the Eligible Directors; or

(b)	all of the following conditions are satisfied:

(i)	the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received (including, without limitation, in the event of a Related Person Transaction upon consummation of which the Corporation would be the surviving corporation or would continue to exist (unless it is provided, contemplated or intended as part of such Related Person Transaction that a plan of liquidation or dissolution of the Corporation will be effected), shares of Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation (other than Related Persons who are involved in such Related Person Transaction)) per share of capital stock of the Corporation in such Related Person Transaction by the holders of capital stock of the Corporation, other than the Related Person involved in such Related Person Transaction, shall not be less than the highest of (A) the highest per share price (including brokerage commissions, soliciting dealers’ fees and dealer-management compensation, and with appropriate adjustments for recapitalizations, stock splits, stock dividends and like transactions and distributions) paid by such Related Person in acquiring any of its holdings of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such Related Person Transaction was first communicated to the Corporation or publicly announced, (B) the highest per share Market Value of such class or series of capital stock within the twelve-month period immediately preceding the date the proposal for such Related Person Transaction was first communicated to the Corporation or publicly announced and (C) the book value per share of such class or series of capital stock, determined in accordance with generally accepted accounting principles, as of the last day of the month immediately preceding the date the proposal for such Related Person Transaction was first publicly announced;

(ii)	except for any customary equity rollover of any officers or employees of the Corporation or its Subsidiaries in connection with or relating to such Related Person Transaction or any amounts payable by the Corporation pursuant to a TRA, the consideration to be received in such Related Person Transaction by holders of capital stock of the Corporation other than the Related Person involved in such Related Person Transaction shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares of capital stock which such stockholder owns, be in the same form and of the same kind as the consideration paid by such Related Person in acquiring the same class or series of capital stock of the Corporation already owned by it; provided, however, that if such Related Person has paid for capital stock of the Corporation with varying forms of consideration, the form of consideration for shares of capital stock acquired in such Related Person Transaction by such Related Person shall either be cash or the form used to acquire the largest number of shares of capital stock previously acquired by it; and

(iii)	a proxy statement that complies with the requirements of the Exchange Act and regulations promulgated thereunder, whether or not the Corporation is then subject to such requirements, shall be mailed to the stockholders of the Corporation for the purpose of soliciting stockholder approval of such Related Person Transaction and shall contain at the front thereof, in a prominent place, (A) any recommendations as to the advisability (or inadvisability) of the Related Person Transaction which an Eligible Director may choose to state and (B) the opinion of a reputable investment banking firm selected by a majority of the Eligible Directors as to the fairness of the terms of such Related Person Transaction, from a financial point of view, to the stockholders (other than such Related Person) of the Corporation.

Section 4. Beneficial Ownership. A Related Person shall be deemed for purposes of this Article IX to have acquired a share of the capital stock of the Corporation at the time when such Related Person became the beneficial owner (as such term is defined in Section 1(h) of this Article IX) thereof.  With respect to shares of the capital stock of the Corporation owned by affiliates, associates and other Persons whose ownership is attributed to a Related Person, if the price paid by such Related Person for such shares is not determinable, the price paid shall be deemed to be the higher of (i) the price paid upon acquisition thereof by the affiliate, associate or other Person or (ii) the Market Value of such shares at the time when the Related Person became the beneficial owner thereof.

Section 5. Fiduciary Duties. Nothing contained in this Article IX shall be construed to relieve any Related Person from any fiduciary duties such Related Person owes to the Corporation under applicable law.

Section 6. Amendment of this Article IX. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation to the contrary, and notwithstanding that a lesser percentage may be permitted by applicable law, any amendment, addition, alteration, change or repeal of this Article IX, or any amendment of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with or modifying or permitting circumvention of this Article IX, must first be proposed by the Board of Directors, including the affirmative vote of a majority of the Eligible Directors, at a duly constituted meeting of the Board of Directors called for such purpose, and thereafter approved by the affirmative vote of the holders of 66-2/3% of the then outstanding Voting Stock held by stockholders other than any Related Persons by or with whom or on whose behalf, directly or indirectly, such amendment, addition, alteration, change or repeal is proposed, voting as a single class.”

FOURTH: Article IX and Article X of the Certificate of Incorporation are hereby renumbered to reflect their respective correct heading, and any references to such Articles in the Certificate of Incorporation shall be updated accordingly.

FIFTH: The foregoing amendments to the Certificate of Incorporation were duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

SIXTH: The foregoing amendments to the Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware but shall not, for the avoidance of doubt, apply to any transactions entered into prior to such effective time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 19th day of September, 2019.

LIBERTY TAX, INC.

By: /s/ Michael S. Piper
Name: Michael S. Piper
Title: Chief Financial Officer

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